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                                                                     EXHIBIT 4.1

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         This Amendment No. 2 to Rights Agreement is entered into as of December 17, 2001 between Interlogix, Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota N.A., a national banking association (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 27, 1996, as amended as of September 28, 1999 (the "Rights Agreement"); and

         WHEREAS, General Electric Company, a New York corporation ("GE"), Margaret Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of GE ("Purchaser"), and the Company propose to enter into an Agreement and Plan of Merger (the "GE Merger Agreement") dated December 17, 2001, pursuant to which GE will commence an Offer (as defined in the GE Merger Agreement) to exchange each share of Company common stock, par value $.01 per share (the "Shares") for the Offer Price (as defined in the GE Merger Agreement), and the Company will merge with and into Purchaser (the "Merger"); and

         WHEREAS, the Board of Directors of the Company has approved the GE Merger Agreement, the Voting Agreement (as defined herein) ("Voting Agreement"), the Offer and the Merger; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

         (a) Amendment of Section 1(s). Section 1(s) of the Rights Agreement is amended to add the following sentence at the end thereof:

                           "Further, and notwithstanding anything in this
                  Agreement to the contrary, the definition of a Permitted Offer shall include the Offer and the GE Merger, the other transactions contemplated by the GE Merger Agreement, and the Voting Agreement."

         (b) Amendment to Section 1(j). Section 1(j) of the Rights Agreement is amended to add the following sentence at the end thereof:
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                           "Upon the consummation of the Offer, the members of
                  the Board designated by GE will automatically become Continuing Directors."

         (c) Amendment to Section 1. Section 1 of the Rights Agreement is amended to add the following paragraphs at the end thereof:

                           "(nn) "GE Merger" means the merger of the Company
                  with and into Purchaser pursuant to the GE Merger Agreement.

                           (oo) "GE Merger Agreement" means the Agreement and
                  Plan of Merger, by and among GE, Purchaser and the Company dated as of December 17, 2001.

                           (pp) "GE" means General Electric Company, a New York
                  corporation, and its Affiliates and Associates.

                           (qq) "Purchaser" means Margaret Acquisition, Inc., a
                  Delaware corporation and a wholly-owned subsidiary of GE. If, pursuant to the terms of the GE Merger Agreement, GE designated another wholly-owned subsidiary to perform the obligations of Purchaser under the GE Merger Agreement, references to Purchaser herein shall automatically be deemed to be to such other entity.

                           (rr) "Offer" shall have the meaning given such term
                  in the GE Merger Agreement.

                           (ss) "Voting Agreement" shall be the Voting Agreement
                  by and among the GE, Purchaser and Berwind LLC."

         (d) Amendment to Section 7. Section 7(a) of the Rights is amended by deleting the word "or" immediately preceding the clause (iv) thereof; by adding the following clause (v) immediately following the number "24": "or (v) immediately prior to the Effective Time (as defined in the GE Merger Agreement) or as otherwise provided for in accordance herewith"; and by changing the reference to clause (iv) in the last parenthetical expression in Section 7(a) to refer to clause (v).

         (e) Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:


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                           "Notwithstanding anything in this Agreement to the
                  contrary, GE shall not become an Adverse Person as the result of (i) the execution of the Voting Agreement, (ii) the Offer and the GE Merger, (iii) the execution of the GE Merger Agreement, or (iv) the consummation of the transactions contemplated by the GE Merger Agreement and the Voting Agreement."

         (f) Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed, all as of the date and year first above written.

                                        INTERLOGIX, INC.



                                        By        /s/ Kenneth L. Boyda
                                                  ----------------------
                                                  Its President & C.E.O.


                                        WELLS FARGO BANK MINNESOTA N.A.



                                        By       /s/ Corbin B. Connell
                                                 ----------------------------
                                                 Its Assistant Vice President


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